[MORGAN & COMPANY CHARTERED ACCOUNTANTS LETTERHEAD]


February 21, 2005



United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC
20549  USA

Ladies and Gentlemen:

RE:  TASKER CAPITAL CORP.

We were previously the principal accountants for Tasker Capital Corp. and, under the date of March 24, 2004, we reported on the consolidated balance sheets of the Company as at December 31, 2003 and 2002, and the consolidated statements of operations, cash flows and stockholders' deficiency for the years then ended, and for the period from inception, May 13, 1996, to December 31, 2003. We have resigned as principal independent accountants of the Company effective February 10, 2005.

We have read the statements made by the Company included under Item 4.01 of its Current Report on Form 8-K/A, and we agree with such statements.

Yours truly,

/s/ Morgan & Company

Chartered Accountants